UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2012

CREDO Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-8877	84-0772991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1801 Broadway, Suite 900 Denver, Colorado

(Address of principal executive offices)

80202

(Zip Code)

Registrant’s telephone number, including area code:  (303) 297-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On June 3, 2012, CREDO Petroleum Corporation, a Delaware corporation (“Credo”), Forestar Group Inc., a Delaware corporation (“Forestar”), and Longhorn Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Forestar (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Credo, with Credo surviving as a wholly-owned subsidiary of Forestar (the “Merger”).  The Merger Agreement and the Merger have been approved by the boards of directors of Credo and Forestar.

At the effective time of the Merger, each outstanding share of Credo’s common stock, other than shares owned by Forestar and its subsidiaries or held in Credo’s treasury, or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be cancelled and converted into the right to receive $14.50 per share in cash.  Each option to purchase Credo’s common stock that is outstanding as of the effective time of the Merger will be cancelled in exchange for the right to receive the excess of $14.50, if any, over the exercise price of such option, less applicable taxes required to be withheld.

Credo and Forestar have made customary representations, warranties and covenants in the Merger Agreement.  Credo has generally covenanted (1) to conduct its business in the ordinary course; (2) to hold a meeting of its stockholders to consider approval of the Merger Agreement and the transactions contemplated in the Merger Agreement; and (3) subject to certain exceptions, for its board of directors to recommend approval by the stockholders of the Merger Agreement and the transactions contemplated in the Merger Agreement.

Under the terms of the Merger Agreement, Credo and its advisors are permitted to actively solicit and consider alternative proposals from third parties until 11:59 p.m., New York City time, on July 3, 2012. Credo does not intend to disclose developments with respect to this process unless and until its Board of Directors makes a decision regarding a potential superior proposal. There can be no assurances that this process will result in a superior proposal or alternative transaction.

The Merger Agreement may be terminated under certain circumstances, including in specified circumstances in connection with superior proposals. Upon the termination of the Merger Agreement, under specified circumstances, Credo will be required to reimburse Parent and Merger Sub for their transaction expenses and, under other specified circumstances, Credo will be required to pay Parent, or its designee, a termination fee, the amount of which would depend on the circumstances under which the Merger Agreement is terminated.

Assuming the satisfaction of conditions, Credo expects the transaction to close in the second half of the 2012 calendar year.  Consummation of the Merger is not subject to a financing condition, but is subject to customary closing conditions, including the approval of Credo’s stockholders. In connection with the execution of the Merger Agreement, certain of Credo’s stockholders agreed to enter into voting agreements whereby such stockholders will agree to vote in favor of the Merger Agreement and the transactions contemplated in the Merger Agreement.

Houlihan Lokey Financial Advisors, Inc. and Northland Capital Financial Services, LLC are serving as financial advisors to Credo and Davis Graham & Stubbs LLP is serving as legal advisor to Credo in connection with the transaction. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other financial information about Credo, Forestar or Merger Sub or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of condition of Credo, Forestar or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Item 8.01          Other Events.

On June 4, 2012, the Company issued a press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 3, 2012, among Credo Petroleum Corporation, Forestar Group Inc. and Longhorn Acquisition Inc..

99.1	Press Release, dated as of June 4, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2012

CREDO PETROLEUM CORPORATION
(Registrant)

By:	/s/ Alford B. Neely
Alford B. Neely
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 3, 2012, among Credo Petroleum Corporation, Forestar Group Inc. and Longhorn Acquisition Inc..

99.1	Press Release, dated as of June 4, 2012.